Exhibit 99.1

Ethical Web AI (EWA) announces ground-breaking Software partnership with AWS and full AWS Marketplace Integration

NEW YORK, April 29, 2025 (GLOBE NEWSWIRE) – Bubblr Inc (d/b/a EthicalWeb.AI) (OTCQB: BBLR), a world-leading innovator in Generative AI security solutions, today announced it had become a validated partner with the world’s leading cloud platform, Amazon Web Services (AWS), making its enterprise-grade Generative AI Security solution (AI Vault) available on AWS Marketplace.

This is a highly significant milestone for EWA and validation of its innovative approach to enterprise software development. This collaboration brings scalable, real-time protection and governance for generative AI applications/ChatGPT directly to enterprises worldwide. Through integration with AWS Marketplace, EWA can leverage all of its expertise in scalable cloud-based deployment while offering its customers a quick and seamless method of procurement.

With the rapid adoption of generative AI tools by both SMEs and Fortune 500 companies, organisations face a growing need to secure AI integrations, ensure data integrity and enforce compliance at scale. AI Vault offers a simple, flexible, and robust solution that allows the client to fully unlock ChatGPT’s potential to drive productivity gain whilst safeguarding against the threat of data leakage and reputational damage through the misuse of confidential company info.

EWA has developed a fully patented solution that puts the client in control of how it manages and controls the use of ChatGPT across the enterprise. Its unique solution allows the client to define key sensitive terms that can be redacted from prompts augmented by proprietary contextual parameters/criteria. This ensures that all potentially damaging/proprietary data is prevented from augmenting the public LLMs/. The solution sits within the client infrastructure/intranet, with all client-identifying data fully anonymised. Sophisticated reporting allows the client to monitor precisely how the generative AI app is being used within the organisation. AI Vault has been optimised to run solely on AWS cloud infrastructure.

“Our Validated AWS Partner Status combined with the seamless Marketplace integration is a huge step forward for EWA and in democratising secure and responsible AI adoption at scale,” said Tom Symonds, CEO of Ethical Web. “We’re very excited to offer our customers the best in-breed AWS cloud solution and a seamless path to securing their generative AI initiatives without compromising innovation. Without robust oversight, these benefits can be overshadowed by risks to data integrity, brand reputation, and compliance.”

Key Benefits of AI Vault on AWS Marketplace:

●	Secure ChatGPT: Real-time protection against sensitive data accidentally being shared, misuse by employees, and blocks either us as suppliers or Open AI from getting any visibility of any sensitive data or any personal data

●	End-to-end governance: Audit logging, usage visibility, and policy enforcement across teams and applications. The customer has complete control of who has access to Gen AI with complete visibility of what it is being used for.

●	Seamless AWS Integration: Using the client’s existing cloud infrastructure

●	Scalable by Design: Suitable for startups and Fortune 500s alike, with simple deployment

Accelerating Time to Market for SMEs with AWS Marketplace

For SMEs looking to integrate AI into their operations quickly, AWS Marketplace provides a frictionless procurement and deployment experience:

●	Fast Onboarding: Get started in minutes with preconfigured templates and integrations.

●	Flexible Billing: Consolidated billing through AWS—no News Vendors or contracts needed.

●	No Infrastructure Headaches: Deploy within your existing AWS environment without a complex setup.

●	Enterprise-Grade from Day One: Access the same security and compliance features used by global enterprises—without enterprise-level overhead.

●	Scalability as You Grow: Easily scale usage and security policies as your AI footprint expands.

About Ethical Web AI

Ethical Web AI is an AI-based cybersecurity technology company currently commercializing its enterprise AI Vault™ solution. Built upon its powerful IP and patent estate, it is the first in a planned suite of SaaS products to champion a private, safe, and high-value AI experience.

AI Vault initially targets the global enterprise marketplace with innovative solutions that protect businesses from advanced threats.

Media and investor contact – tom.symonds@ethicalweb.ai

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management. They are subject to several uncertainties and risks that could significantly affect the Company’s current plans and expectations, future operations, and financial condition. The Company reserves the right to update or alter its forward-looking statements, whether due to new information, future events, or otherwise.